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                                                                   EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT made as of July 11, 2000, between ADVANCE PARADIGM, INC. (hereinafter "Company"), a Delaware corporation having its principal place of business in Irving, Texas, and DAVID D. HALBERT (hereinafter "Employee"):

                                   WITNESSETH:

         WHEREAS, Employee desires to render faithful and efficient service to the Company; and

         WHEREAS, the Company desires to receive the benefit of Employee's service; and

         WHEREAS, Employee is willing to be employed by the Company; and

         WHEREAS, both the Company and the Employee desire to formalize the conditions of Employee's employment by written agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

         1. Office. The Company hereby employs Employee as its Chairman of the Board of Directors and Chief Executive Officer, and Employee hereby agrees to serve the Company in such capacities.

         2. Term of Employment. Employee's employment shall be for the "Employment Period" with the initial term commencing on the date of closing of the purchase of PCS Health Systems, Inc. by the Company, and extending therefrom for three years. The initial term shall be automatically renewed and extended upon the expiration thereof for successive periods of one year until such time as the Employment Period shall terminate pursuant to the terms of this Agreement, or until the Company on the one hand, or Employee on the other hand, shall terminate the Employment Period by giving written notice to the other party on or before 60 days prior to the expiration date of the initial or any renewal term. The renewal and extension of this Agreement shall also be referred to as the "Employment Period." The effective date of Employee's termination of employment for whatever reason under this Agreement shall be the "Termination Date."

         3. Responsibilities. During the Employment Period, Employee shall devote his business time and attention, except during reasonable vacation periods, to, and exert his best efforts to promote, the affairs of the Company, and shall render such services to the Company as may be required by the Board of Directors of the Company ("Board") consistent with his employment as Chairman and Chief Executive Officer. Nothing herein contained shall preclude service by Employee





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                  on a reasonable number of boards of directors, advisors or trustees of other entities not engaged in any business competitive with the business of the Company, provided such services do not interfere with his service hereunder, or shall preclude Employee's investment in any such entity.

         4. Incapacity. If, during the Employment Period, Employee should be prevented from performing his duties or fulfilling his responsibilities by reason of any incapacity or disability for a continuous period of 90 days, then the Company's Board of Directors, in its sole and absolute discretion, may, based on the opinion of a qualified physician, consider such incapacity or disability to be total and may terminate the Employment Period. Benefits and payments shall be made under this Agreement following incapacity as if it were a termination without Good Cause in accordance with Section 8(a). Such termination shall not adversely affect Employee's rights under any disability insurance policy that will be provided by the Company to the Employee.

         5. Death. The Employment Period shall automatically terminate upon the death of Employee. In such instance all further benefits and payments would cease, but all shares or options previously awarded to Employee but not yet vested or exercisable shall become fully vested as of the date of death and shall be exercisable for one year commencing on that date.

         6. Compensation. During the Employment Period, Employee shall receive:

                  (a) an initial base salary (hereinafter "Annual Base Salary") that shall be an annual amount of not less than $1 million, payable in accordance with the payroll practices of the Company;

                  (b) an annual performance bonus with a target of 100% of Annual Base Salary payable in accordance with the Company's Annual Incentive Performance Program.

                  (c) a reasonable automobile allowance to cover the cost of leasing, maintaining and providing insurance on an automobile to be selected by the Employee;

                  (d) a reasonable amount to cover, as applicable, the cost of initiation and annual dues and fees of a social or professional club in Dallas, Texas, Baltimore, Maryland and Phoenix, Arizona, each to be determined by the Employee;

                  (e) Reasonable reimbursement to cover the costs and expenses of travel and Company-related entertainment; and

                  (h) eligibility for, and compensation to cover the costs of participation in, all benefit plans and programs, including those for executive employees, that



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                           may be made available by the Company to its
                           employees, and also for the Employee a term life insurance policy in an amount not less than $5 million, a disability insurance policy that would pay at least 80% of the Employee's Annual Base Salary as well as health and dental insurance benefits.

                  (i) reimbursement of $25,000 for Employee's legal costs regarding this Agreement and the commencement of his employment.

         7.       Equity.

                           (a) Initial Options. Upon the execution of this Agreement, Employee shall receive options for 1 million shares of the Company's common stock exercisable at a price of $20 per share. These options shall vest over four years: the first one-quarter of them vesting on the first anniversary of this Agreement; and the remaining three quarters vesting in turn on the subsequent three anniversaries of this Agreement.

                           (b) Incentive Plan. Employee shall be eligible for participation in any incentive stock plan approved by the Board.

         8.       Severance Payments.

                  (a) In the event that Employee's employment is terminated by the Company while this Agreement is in effect without Good Cause, as that term is defined in Sections 8(c) hereof; or if the Employee leaves the Company's employ for Good Reason, i.e., (i) because, after good faith negotiations, the Company refuses to renew this Agreement; (ii) if a Change of Control takes place as that term is defined in Section 9 hereof; or (iii) if the Employee's duties and responsibilities are materially changed as a result of action by the Board:

                           (1) The Company shall pay to Employee an aggregate amount of three times his combined then annual salary and target bonus, which payment shall be made within 90 calendar days of the date of termination. The Company shall continue to keep in full force and effect all plans or policies of medical, accident and life insurance benefits with respect to Employee and his dependents with the same level of coverage available to employees under the terms of those employee benefit plans for a period of 12 months, upon the same terms, costs and otherwise to the same extent as such plans are in effect for employees of the Company who were similarly situated to Employee as of the Termination Date, provided such continuation is permitted by law and such insurance policies. There shall be no other payments to the Employee.




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                           (2)      Upon termination as set forth in Section
                                    8(a) above, shares or options previously awarded to Employee but not yet vested or exercisable shall become fully vested as of the Termination Date and all vested stock options shall be exercisable for one year commencing on the Termination Date.

                  (b) In the event that Employee's employment is terminated by the Company for Good Cause as defined in Section 8(c):

                           (1)      Any vested Shares or stock options
                                    previously granted but unexercised shall be exercisable within 90 days of the termination date. Any Shares or stock options unvested at the Termination Date shall be forfeited.

                           (2) Employee shall be entitled to no other compensation other than set forth in this section 8(b) if he is terminated for Good
                                    Cause.

                   (c) "Good Cause" shall mean: (i) the commission of a proven act of fraud or dishonesty in the course of employment; (ii) conviction of a crime constituting a felony or in respect of any act of fraud, dishonesty or moral turpitude; (iii) the commission of an act which would make the Employee subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a "statutory disqualification;" If the Employee unilaterally terminates his Employment without "Good Reason" as defined in Section 8(a), said termination will be equivalent to a "Good Cause" termination under this section.

                  (d) Following the Employment Period, and in addition to that which is provided in paragraph 8(a)(1) above, the Employee shall be eligible for continuation of health and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for the 18 months following the Termination Date.

         9. "Change in Control" shall mean the following: (i) a merger or consolidation of the Company in which the then current shareholders of the Company hold less than 50% of the capital stock of the surviving corporation; (ii) a sale of all or substantially all of the assets of the Company; (iii) the sale of a majority of the outstanding voting securities of the Company; (iv) a liquidation and dissolution of the Company; provided, that, without limitation such a change in control shall be deemed to have occurred if (a) any "person" (as defined in the Securities and Exchange Act of 1934) other than the Company or any "person" who on the effective date of this agreement is an officer or director of the Company, or any employer of such "person" or any "affiliate" (as defined in the Exchange Act), becomes the beneficial owner, directly or indirectly, of securities of the Company




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                  representing 50% or more of the combined voting power of the
                  Company's outstanding securities, (b) individuals who constitute the Board of Directors of the Company on any day (the "Incumbent Board") cease for any reason other than their deaths to constitute at least a majority of the Incumbent Board on the following day (which day shall be the day on which a "change in control" shall be deemed to have occurred), provided that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of not less than two-thirds of the Incumbent Board shall be considered, for purposes of this section, as though such person were a member of the Incumbent Board, and (c) material diminution or change of Employee's duties hereunder.

         10.      Confidentiality.

                  (a) Confidential Information. The Employee acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company ("Confidential Information") are the property of the Company. Therefore, Employee agrees that, except in the performance of duties for the Company, he shall not disclose to any unauthorized person or use for his own account any Confidential Information without prior written consent of the Board, except (i) to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions to act, (ii) as necessary to comply with compulsory legal process, provided that Employee shall provide prior notice to the Company regarding such disclosure and the Company, as applicable, shall have the right to contest such disclosure, (iii) as necessary to counsel and other professional advisors retained by the Employee, subject to the attorney/client privilege or a valid and binding non-disclosure agreement between Employee and such professional and (iv) disclosures of information obtained from a third party free of restrictions or disclosure of information in Employee's possession prior to the date hereof which was obtained from a source other than the Company or its predecessors. Employee shall deliver to the Company at the termination of the Employment Period, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information, Work Product or the business of the Company which he may then possess or have under his control.

                  (b)      Non-Compete, Non-Solicitation.

                           (1) Employee acknowledges that in the course of his employment with the Company, he will become familiar with the Company's trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and




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                                    extraordinary value to the Company.
                                    Therefore, Employee agrees that, during the Employment Period, and for two years after such termination (the "Non-Compete Period"), he shall not directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing within the continental United States with the businesses of the Company as such businesses exist or are in process on the date of the termination of Employee's employment. Notwithstanding the foregoing, nothing herein shall prohibit Employee from (i) continuing his ownership, management and/or control of any business in which and to the extent which he held such interests prior to the Non-Compete Period, or (ii) being a passive owner of not more than 5% of the outstanding stock of any class of a company which is publicly traded, so long as Employee has no active participation in the management or the business of such company.

                           (2) During the Employment Period and for one year thereafter, Employee shall not, directly or indirectly, through another entity (i) solicit, encourage, interview, entice, discuss with or induce or attempt to induce any employee of the Company (with the exception of Laura I. Johansen and Stephanie Thomas) to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (ii) hire any person (with the exception of Laura I. Johansen and Stephanie Thomas) who was an employee of the Company at any time during the Employment Period.

                  (d)      Enforcement. If, at the time of enforcement of
                           section 10 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parities hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope and area.

         11. Effect of Termination of the Employment Period. Upon the termination of the Employment Period, this Agreement shall terminate, and all of the parties' obligations hereunder shall forthwith terminate, except that rights and remedies accruing prior to such termination or arising out of this Agreement shall survive, and except for the obligations set forth in section 10 above.

         12. Notice. Any notice required to be given by the Company hereunder to Employee shall be in proper form and signed by an officer or Director of the Board of the Company. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:




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                  (a)      To the Company if delivered to the Chairman of the
                           Compensation Committee of the Board of Directors of the Company, or if mailed, certified or registered mail postage prepaid: to Advance Paradigm, 545 E. John Carpenter Freeway, Irving, Texas 75062.

                  (b) To employee if delivered to Employee, or if mailed to him by certified or registered mail, postage prepaid to: David D. Halbert, 3103 Caris Brook Court, Colleyville, Texas 76034.

         13. Benefit. This Agreement shall bind and inure to the benefit of the Company and the Employee, their respective heirs, successors and assigns.

         14. Severability. If a judicial determination is made that any of the provisions of this Employment Agreement are unreasonable or otherwise unenforceable, the remainder of its provisions is severable and shall be given full force and effect.

         15. Choice of law. This Agreement shall be governed by the law of Texas.

         16. Arbitration. The parties agree that any and all disputes, claims or controversies arising out of or relating to this agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JO AO MO S/ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq. Either party may commence the arbitration process called for in this agreement by filing a written demand for arbitration with JO AO MO S/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JO AO MO S/ENDISPUTE's Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JO AO MO S/ENDISPUTE and with one another in selecting an arbitrator from Jo Ao Mo S/ENDISPUTE's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this Paragraph may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

         17. Counterparts. This Agreement may be executed in counterparts, each of which may be considered a duplicate original.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement this ____ day of ____, 2000.


ATTEST:                                          ADVANCE PARADIGM, INC.



By:                                              By:
   ----------------------------                     ----------------------------
         Corporate Secretary                        Chairman of the Compensation
                                                       Committee


WITNESS:                                         "EMPLOYEE"




-------------------------------                  -------------------------------
                                                 David D. Halbert




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